Exhibit 10.26

COLLECTIVE AGREEMENT

MADE EFFECTIVE THIS

FIRST DAY OF MAY, 2003

AT PORT MAITLAND, ONTARIO

BETWEEN

RHODIA CANADA INC.

PORT MAITLAND PLANT

(herein after called “The Company”)

OF THE FIRST PART

AND

THE UNITED STEELWORKERS

OF AMERICA

(herein after called “The Union”)

OF THE SECOND PART

May 1, 2003 – April 30, 2005

TABLE OF CONTENTS		Article

		Page
ARBITRATION	22:01	33
APPENDIX “C”		47
BEREAVEMENT LEAVE	9:01	16
CALL-IN PAY	17:01	28
INDEX CHANGE OF ADDRESS	8:04	15
CLOTHING	33:01	41
COLA CLAUSE	34:00	42
COMMITTEE PERSONS	13:01	22
DEMOTIONS	10:01	17
DISCHARGES, SUSPENSION, DISCIPLINE	11:01	21
DISCRIMINATION	6:01	7
EMPLOYEE DEFINITION	3:01	4
GENERAL PURPOSES	1:01	4
GRIEVANCE PROCEDURE	21:01	32
GRIEVANCE OMIT STEP 2	11:00	21
GROUP BENEFIT PLAN	30:00	37
HANDICAPPED EMPLOYEES	26:00	36
HOLIDAYS	19:01	29
HOURS OF WORK	14:00	22
JOB POSTING	27:00	36
JURY SERVICE	25:00	35
LEAVE OF ABSENCE	28:01	37
LEAVE OF ABSENCE S.E.S.	7:27	14
LAYOFFS	10:01	17
LAYOFF NOTIFICATION	10:05	20
MANAGEMENT FUNCTIONS	4:01	5
NOTICE BOARDS	12:01	22
OVERTIME	15:00	25
OVERTIME DISTRIBUTION	15:01	25
OVERTIME MEALS	15:06	27
PAY PERIODS	7:00	7
PENSIONS	32:00	41
PREMIUMS - SHIFT	16:00	28
- SUNDAYS	16:02	28
- SHIFT CHANGE	14:05	23
- 16 HOUR CLAUSE	16:04	28
- LUNCH PERIOD WORKED	14:02	23
- STAT HOLIDAY WORKED	19:04	30
- CALL-IN	17:01	28
PROGRESSIONAL SEQUENCE	10:02	17

PROMOTIONS	10:01	17
RECALL	10:01	17
RECOGNITION	2:01	4
RELIEF PERIODS	29:00	37
REPORTING PAY	18:01	29
SAFETY & HEALTH	24:00	34
SENIORITY	8:01	14
- LOSS OF	8:03	14
- OUTSIDE BARGAINING UNIT	8:06	15
- POSTED LIST	8:07	15
- PROBATIONARY PERIOD	8:02	14
- REHIRING	8:05	15
STEWARDS	13:01	22
STRIKES AND LOCKOUTS	23:01	34
TERMINATION	35:00	43
TOOLS, CLOTHING, BOOTS	33:00	41
TEMPORARY TRANSFERS	7:14	11
UNION DUES	5:03	5
UNION SECURITY	5:01	5
VACATION	20:00	31
VACANCY	10:02	17
WAGES	7:00	7
- SIMPLE EFFECTIVE SOLUTION (S.E.S.)	7:01	7
- GENERAL	7:24	13
- STD. HOURLY WAGE SCALE	7:03	7
- JOB DESCRIPTION	7:02	7
- LEARNER RATES	7:15	11
- OUT-OF-LINE DIFFERENTIAL	7:06	10
- TEMPORARY TRANSFERS	7:14	11
- TRAINING RATES	7:23	13
WASH UP	31:00	41
WORK SCHEDULE POSTING	14:04	23

ARTICLE 1

GENERAL PURPOSES

1:01	The purpose of this Agreement is to maintain a harmonious and orderly relationship between the Company and the Union; to establish working conditions, wages, hours and provide formal machinery for the settlement of grievances.

ARTICLE 2

RECOGNITION

2:01	The Company recognizes the Union as the sole and exclusive collective bargaining agent for all employees of the Company employed at the Township of Sherbrooke, Ontario Plant, save and except Supervisors and those above rank of Supervisors, Sales Staff, one Secretary to each of the Plant Manager, Security Guards and students on a cooperative training basis with an established school of learning who are not receiving remuneration for their training.

2:02	Except by mutual agreement, employees excluded from the bargaining unit defined in Article 2:01 – Recognition, shall not perform work of employees covered by this Agreement, except in cases of emergency. It is recognized that excluded employees and supervisors do certain routine work, and this clause does not apply to such persons, provided that any work so performed shall not serve to displace or lay off any bargaining unit personnel.

ARTICLE 3

EMPLOYEES

3:01	The terms “Employee” and “Employees” when used in this Agreement shall mean persons employed by the Company within the bargaining unit described herein above in Article 2, recognition and covered by this Agreement. It is understood that where an Employee is referred to as “he” or “she” such referral shall include Employees of both sexes as defined in Article 2.

ARTICLE 4

MANAGEMENT FUNCTIONS

4:01	It is the exclusive function of the Company to manage the enterprise in which it is engaged, to determine the products to be manufactured and the schedule of their production, to determine the methods, systems, processes and means of manufacture, the kinds and location of machines and equipment to be used, the control of materials, parts, the extension, limitation, curtailment or cessation of operations, the location, number and size of plants, the direction of the working forces and to maintain order and efficiency in all matters concerning the operation, management, supervision and control of the Company and its business, works, plants and operations.

4:02	The Company has the right to hire, layoff, recall after layoff and to transfer, promote and to maintain discipline subject to the terms of this Agreement.

4:03	Management functions shall not be limited, except as provided for specifically by the terms of this Agreement.

4:04	It is the right of management to make and alter from time to time and enforce rules and regulations to be observed by the Employees, provided that such rules and regulations are not inconsistent with the provisions of this Agreement. Before the installation or alternation of such rules, the Company will discuss them with the Union.

ARTICLE 5

UNION SECURITY

5:01	All present Employees shall become members of the Union as of the effective date of this Agreement and remain members in good standing of the Union for the term of this Agreement as a condition of employment.

5:02	All new employees shall become members of the Union and remain members in good standing of the Union for the term of this Agreement as a condition of employment.

5:03	All Employees, upon becoming members of the Union, shall authorize deductions of monthly union membership dues. This authorization shall be in writing signed by the Employee before a witness on the form attached hereto as Appendix “A”.

5:04	Union Dues: The Company shall deduct Union dues including, where applicable, initiation fees and assessments, on a bi-weekly basis, from the total earnings of each employee covered by this Agreement. The amount of dues shall be calculated in accordance with the Union’s Constitution.

5.05	All dues, initiation fees and assessments shall be remitted to the Union forthwith and in any event no later than 15 days following the last day of the month in which the remittance was deducted. The remittance shall be sent to the International Secretary Treasurer of the United Steelworkers of America, AFL-CIO-CLC, P.O. Box 13083 Postal Station “A”, Toronto, Ontario M5W 1V7 in such form and shall be directed by the Union (if the Collective Agreement does not have the International Union as the party then the word “Union” should be changed to the “International Union”) to the Company along with a completed Dues Remittance Form R-115. A copy of the Dues Remittance Form R-115 will also be sent to the Union office designated by the Area Coordinator.

5.06	The remittance and the R-115 form shall be accompanied by a statement containing the following information:

a)	A list of the names of all employees from whom dues were deducted and the amount of dues deducted:

b)	A list of names of all employees from whom no deductions have been made and reasons;

c)	This information shall be sent to both Union addresses identified in 5.05 in such form as shall be directed by the Union to the Company.

5.07	The union shall indemnify and save the Company harmless against all claims or other forms of liability that may arise out of any actions taken by the Company in the compliance with this Article.

5.08	The Company, when preparing T-4 slips for the employees, will enter the amount of Union dues paid by the employee during the previous year.

ARTICLE 6

DISCRIMINATION

6:01	There shall be no discrimination against any Employee or Employees in any manner whatsoever, because of race, creed, colour, national origin, sex, age, union membership, or union activities consistent with the provisions of this Agreement.

ARTICLE 7

WAGES

7:00	a)

i) All employees will receive wages earned in the preceding 2 weeks by direct deposit to their respective bank accounts.

ii) Pay will be deposited on the Friday morning of each second week before 1:00 a.m. except in the case of a statutory holiday on the Friday in which case the pay will be deposited on the Thursday morning. Employees will inform the Human Resources Department of their Bank Branch and the account to which they wish their pay to be deposited.

b)	Each employee will make reasonable efforts to select a bank which will enable direct deposit to be made as per the above schedule.

7:01	Effective October 1, 1997, the Simple Effective Solution (S.E.S.) job evaluation rating system is incorporated into this Agreement and its provision shall apply as is set forth in full herein, provided that reference in the manual to such jobs as testing or inspection, and instructor, shall not of itself establish existence of such jobs in the operations of the Company or determine that such jobs are within or are not within the jurisdiction of the bargaining unit.

7:02	Each Employee’s job shall be described and classified and a rate of pay applied to such Employee in accordance with the provisions of this Agreement.

7:03	Year 1:

Effective May 1, 2003, 4% wage increase to all rates.

Year 2:

Effective May 1, 2004, 2.5% wage increase to all rates.

7:03	a) Effective May 1, 2003, and continuing until April 30, 2004 and as per S.E.S. agreed rates, the standard hourly wage scale is as follows:

S.E.S. Job Class	Standard Hrly. Rate
1	$21.69
2	$22.07
3	$22.46
4	$22.86
5	$23.24
6	$23.63
7	$24.01
8	$24.41
9	$24.78
10	$25.18
11	$25.55
12	$25.96
13	$26.34
14	$26.73
15	$27.11
16	$27.50
17	$27.88
18	$28.27
19	$28.66
20	$29.06
21	$29.43
22	$29.83
23	$30.20
24	$30.61
25	$30.97

7:03	b) Effective May 1, 2004 and continuing until April 30, 2005, a 2.5% increase to all job classes will apply, the standard hourly wage scale is as follows:

S.E.S. Job Class	Standard Hrly. Rate
1	$22.23
2	$22.62
3	$23.02
4	$23.43
5	$23.82
6	$24.22
7	$24.61
8	$25.02
9	$25.40
10	$25.81
11	$26.19
12	$26.61
13	$27.00
14	$27.40
15	$27.79
16	$28.19
17	$28.58
18	$28.98
19	$29,38
20	$29.79
21	$30.17
22	$30.58
23	$30.96
24	$31.38
25	$31.74

7:04	Effective on the dates specified in Section 7:03, all Employees have their rates of pay adjusted as follows:

a)	If the Employee is not receiving an out-of-line differential prior to the dates specified in Section 7:03, the rate of pay of such Employee shall be adjusted to conform to the standard hourly rate for that Employee’s job, as provided in Section 7:03.

(b)	If the Employee is receiving an out-of-line differential prior to the dates specified in Section 7:03, the rate of pay of such Employee shall be increased by the amount by which the rate for job Class 1 has been increased as provided in Section 7:03 and the following shall govern:

(i) If the Employee’s new rate resulting from such increase is greater than the standard hourly rate for the job, as provided in Section 7:03, the amount by which such Employee’s new rate is greater than the rate provided in Section 7:03, shall become such Employee’s new out-of-line differential (which shall replace the former out-of-line differential) and shall apply in accordance with the provision of this Agreement.

(ii) If the Employee’s new rate resulting from such increase is equal to or less than the standard hourly rate for the job, as provided in Section 7:03, the rate of pay of such Employee shall be adjusted to conform to the standard hourly rate for the job, as provided in Section 7:03, and the former out-of-line differential shall be terminated.

7:05	An employee’s regular job is the job he/she holds by the most recently dated Form 10, on record in the Human Resources Department, and which is awarded as a result of a decision made under the terms of Article 10 or a transfer subsequent to a decision made under Article 10.

OUT-OF-LINE DIFFERENTIAL

7:06	The Company shall furnish to the Union a list agreed to by the Company and the Union of Employees who are to be paid “out-of-line differentials”. Such list shall contain the following information:

(a)	Name of incumbent to whom such out-of-line differential is to be paid.

(b)	Job title of job on which out-of-line differential is to be paid.

(c)	Job classification of such job.

(d)	Standard hourly rate of such job.

(e)	Amount of out-of-line differentials.

(f)	Date such out-of-line differential became effective.

7:07	Except as such out-of-line differential may be changed by the means hereinafter provided, any Employee included in the list referred to in Section 7:08 shall continue to be paid such out-of-line differential during such time as the Employee continues to occupy the job for which the differential was established.

7:08	If an Employee with an out-of-line differential is transferred or assigned to a job having a higher standard hourly rate, then the differential shall be reduced by the amount of the increase in the standard hourly rate.

7:09	If, as a result of lay-off and the exercise of seniority rights, an Employee with an out-of-line differential is moved to a job having a lower standard hourly rate, then the out-of-line differential shall be cancelled.

7:10	If such Employee referred to in Section 7:10 and 7:11 shall be returned to the job for which the out-of-line differential was established, the out-of-line differential shall be reinstated except as it may have been reduced or eliminated by other means.

7:11	When an Employee would, in accordance with the terms of this Agreement, be entitled to receive his/her regular rate, he/she shall also receive any out-of-line differential to which he/she is entitled.

7:12	In addition to the means herein provided, increases in the increment between job classes shall be used to reduce or eliminate out-of-line differentials.

7:13	Except for the application of the out-of-line differentials as called for herein, the terms of this Agreement governing transfers shall apply.

TEMPORARY TRANSFER

7:14	An Employee who is temporarily transferred from his/her regular job for one hour or more shall be paid the standard hourly rate of the job to which he/she has been transferred, provided such rate is not less than that of his/her regular job. If the rate of the job to which he/she is temporarily transferred, but not as a result of a layoff, is less than the rate of his/her regular job, he/she shall be paid the rate of his/her regular job during the period of such temporary transfer. Should overtime be involved during a temporary transfer, the same rule for payment will apply.

An Employee’s regular job is the job he/she holds by the most recently dated Form 10, on record in the Human Resources Department, and which is awarded as a result of a decision made under the terms of Article 10 or a transfer subsequent to a decision made under Article 10.

LEARNER RATES

7:15	Learner jobs requiring “learner” rates due to lack of adequate training opportunity provided by the promotional sequence of related jobs, shall be negotiated and made a part of this Agreement.

7:16	A schedule of learner rates for the respective learning periods of 520 hours of actual learning experience with the Company on jobs for which training opportunity is not provided by the promotional sequence of related jobs, shall be established at the level of the Standard Hourly Wage Scale rates for the respective job classes. This determination shall be on the basis of the required employment training and experience time specified in Factor SK2 of the job classification record of the respective job as follows:

a)	Seven to twelve months:

l)	One learner period classification at a level two job classes below the job class of the job.

b)	Thirteen to eighteen months:

1)	A first learner period classification at a level four job classes below the job class of the job, and

2)	A second learner period classification at a level two job classes below the job class of the job.

c)	Nineteen months and above:

1)	A first learner period classification at a level six job classes below the job class of the job.

2)	A second learner period classification at a level four job classes below the job class of the job, and

3)	A third learner period classification at a level two job classes below the job class of the job.

4)	Employees who have had no related work experience in relation to the respective job shall serve an additional 520 hours of work in the learner period two job classes below the job class of the job.

7:17	The learner periods, as provided in Section 7:16 shall apply to those jobs listed in APPENDIX “B” of this Agreement, except as otherwise mutually agreed between the Company and the Union and so indicated in APPENDIX “B”. Learner periods shall apply only to jobs in Job Class 8 and up, except where training rates are applicable.

7:18	The Company shall furnish the Union a list of jobs agreed to by the Company and the Union as appropriate for the application of learner rates. Such list may be added to or deleted from by mutual agreement of the Company and the Union. The schedule of learner rates set forth in Section 7:16 shall apply only to jobs in this list.

7:19	Employee’s time spent on a job requiring a learner schedule shall be cumulative. Periods of less than 8 hours shall not be counted toward completion of a learner schedule, but shall be paid for at the standard hourly rate of the job.

7:20	Any Employee who has qualified for a job through a learner schedule shall not be required to repeat that learner schedule.

7:21	The established learner rate of pay for each learner period classification shall apply in accordance with the learner training periods as defined in Section 7:18. However, an Employee whose current rate of pay is higher than the minimum rate of a learner job to which he/she has acceded, shall maintain his/her current rate, but not higher than the standard hourly rate of the job being learned until such time as the rate for the applicable learner period classification is equal to or exceeds his/her present rate. In the application of this section it is agreed that an Employee on a job which is higher rated than the starting rate of the job being learned and who is not from the department that the vacant job is in, shall not receive the full rate but not less than 3 job classes above the starting rate for the job being learned.

7:22	Any employee, when assigned to a job on which a learner rate applies, shall be credited in the learner schedule with all time previously worked on such job, or in the case of a grouped job, on a job in such group. It is agreed that such past time shall be computed from reasonably recent records of the Company.

TRAINING RATES

7:23	The Company may apply a training rate to a trainee on any job for a period of time sufficient to learn to do the job provided that such period does not exceed 520 hours while such trainee is an extra man/woman on the job of for a period not to exceed 1 month in duration when the Employee may be permitted to work alone. Employees completing either of the above time periods will be paid the top rate of the job. Such Employees shall be selected according to the promotional criteria outlined in sub section 10:01 and shall be intended to provide replacements for job vacancies or anticipated job vacancies.

This trainee rate will be:

a)	In the case of an Employee hired for the training job the standard hourly rate for Job Class 2; or

b)	In the case of an Employee transferred from another job in the Plant, the lower figure of:

1)	The standard hourly rate of the job from which transferred

or

2)	The standard hourly rate of the job being learned.

GENERAL

7:24	Any mathematical or clerical errors made in the preparation, establishment or application of job descriptions, classifications, or standard hourly rates shall be corrected to conform the provisions of this Agreement.

7:25	Except as otherwise provided no basis shall exist for an Employee covered by the Agreement to allege that a wage rate inequity exists.

7:26	The term “incumbent” as used herein, shall mean an Employee regularly assigned to a job at the date the Standard Hourly Wage Scale is made operative.

LEAVE OF ABSENCE FOR

UNION S.E.S. COMMITTEE

7:27	For new or changed jobs the Company agrees to grant leave of absence from their regular work to two Employees who shall be selected by the Union to act on its S.E.S. Committee. Such leave of absence for the transaction of Union business shall be given to delegated members of the Union in the Plant provided proper application is made by the Union and approved by the Plant Manager.

Employees so selected shall:

(a) Accumulate any seniority to which they normally would be entitled.

(b) Be reimbursed, at their regular rate, for wages lost while attending to such duties during normal working hours and on the Company’s property.

(c) Return to their regular employment when their work on the S.E.S. Committee is completed.

7:28	The Committees shall meet at such intervals as the work load requires and at least on a bi-monthly basis when outstanding work exists.

ARTICLE 8

SENIORITY

8:01	The Plant seniority of an Employee shall be the length of continuous service in the employ of the Company at its Port Maitland Plant, in accordance with the list posted as of the date of the signing of this Agreement and subject to the provisions of this Agreement.

8:02	1) Probationary Employees – All Employees with less than ninety (90) calendar days of continuous employment with the Company shall be considered as probationary Employees and will have no seniority rights.

2) Employees – All Employees completing ninety (90) calendar days of continuous employment with the Company shall acquire seniority standing at this time and their names shall be entered on the plant seniority list, according to the last date of hire.

Employees released from the Company due to a layoff shall retain seniority rights under terms of this provision and for the purpose of Article ten (10) only shall accumulate seniority while on layoff. An Employee shall have recall rights within a 18 month period following their last date of layoff.

8:03	The following conditions shall result in loss of all seniority rights for an Employee:

a)	He/she quits, resigns or retires.

b)	Is discharged for just cause and is not reinstated through the grievance procedure.

c)	When any Employees classified in 8:02 have been continuously unemployed by the Company for a period in excess of the applicable recall period from their last date of layoff.

d)	Is absent from work for three consecutive working days without notifying his/her Supervisor, giving satisfactory reasons.

e)	When recalled to work, fails to report for work within 10 days of notice sent by registered mail to the address on record with the Company.

f)	Is absent beyond the time limit of an authorized sick leave or leave of absence granted by the Company.

8:04	It shall be the duty of all Employees to notify the Company promptly of any change in their address. If an Employee fails to do this, the Company will not be responsible for failure to contact the Employee.

8:05	If seniority is broken and a person is hired subsequently, he/she shall be considered a new Employee.

8:06	An Employee who is transferred out of the Bargaining Unit after May 1, 1975 will retain but not accumulate his/her seniority.

An Employee subsequently returned to the Bargaining Unit may exercise his/her seniority if sufficient to claim the lowest job in the sequence which at the time of his/her return would lead to his/her former job. For this purpose, training vacancies as defined in 10:03 shall be considered as part of the sequence.

An Employee not originating from a sequence will exercise his/her seniority as described in Article 10:01.

An Employee transferred out of the Bargaining Unit who is subsequently returned to the Bargaining Unit within a ninety (90) day period may exercise his/her seniority to return to his/her former job.

8:07	The Company will maintain a Plant seniority list, a copy of which will be posted quarterly and a copy supplied to the Union.

ARTICLE 9

BEREAVEMENT LEAVE AND PAY

9:01	In event of a death in an Employee’s family, bereavement leave will be granted as follows:

a)	Three full days within a four day calendar period, provided one of the three days is the day of the funeral for:

(i) Mother	(vii) Mother-in-law
(ii) Father	(viii) Father-in-law
(iii) Sister	(ix) Wife
(iv) Brother	(xi) Husband
(v) Children	(xi) Grandparents
(vi) Grandchildren	(xii) Spouse’s Grandparents

In the event of cremation, one day of the above three days may be taken at the time of internment.

b)	One day’s leave of absence on the day of the funeral for:

(i) Spouse’s Brother or Sister

(ii) Brother’s Wife

(iii) Sister’s Husband

(iv) Son-in-Law

(v) Daughter-in-Law

9:02	An Employee will receive bereavement pay at his/her regular straight time hourly rate for time lost from his/her regular straight time scheduled hours. For the purpose of this article, the regular hourly rate will be the rate of the job to which the Employee is assigned by his/her position on the work schedule or his/her regular rate by Form 10, whichever is the greater.

ARTICLE 10

PROMOTIONS, DEMOTIONS, LAYOFFS,

RECALLS, TRANSFERS

10:01	a) In all cases of promotions, demotions, transfers, layoffs and recalls, Plant seniority will govern when the capabilities of doing the job are relatively equal except in the specific cases outlined in 10:02 and 10:03.

b) In the event that an employee is to be displaced from his/her permanent job, he/she will be entitled to displace a junior employee in accordance with the provisions of 10:01 (a) or to any of the jobs listed below according to his/her seniority.

Packer Fork Lift

Lubricator Mechanic

Multi Trade Helper

Trackmobile Helper

10:02	(i) Vacancies in a, b and c listed below will be filled by the senior qualified Employee with the capabilities of doing the job and who has experience on the preceding job or jobs in the progressional sequence.

a)	Shipper

Trackmobile operator

Shipper’s Assistant

Packer Fork Lift

Trackmobile Helper

b)	Phosphates Lead Hand

Phosphates Operator No. 1

Phosphates High Density Operator

Ortho Liquor Mix Operator

c)	Senior Chemical Technician

Chemical Technician

PROGRESSIONAL SEQUENCE

Article 10:02 (ii)

NON SEQUENCE JOBS

NOTE: In the event of job class changes in any of the above jobs, their relative position in the sequence will be slotted from top to bottom in descending order of their respective job class. In the event that sequence jobs are of equal class then position in the sequence will be mutually agreed upon through the S.E.S. Committees.

(a)	(b)	(c)
Shipper	Phosphates	Senior
(17)	L.H.	Technician
Chemical		(20)
(20)

Trackmobile	No. 1 Phos
(13)	Operator
(14)
Shipper’s Assistant
(12)

Packer	H.D.Phos.
Fork Lift	Operator
(12)	(13)

Trackmobile	O.L.Mix	Chemical
Helper	Operator	Technician
(11)	(13)	(15)

10:03	a) If a permanent vacancy occurs in any job previously posted as a training vacancy, all Employees who have successfully completed the training period shall be offered the permanent position in accordance with their plant seniority. Should all such eligible candidates decline the job, it shall be posted subject to Article 27.

Jobs to be posted as training vacancies will be mutually agreed upon by the Company and the Union and may be posted from time to time.

They will include the following jobs:

Trackmobile Helper	{sequence (a)}
Mix Operator	{sequence (b)}
Chemical Technician	{sequence (c)}
Thermal Acid No. 2	{no specific sequence}
General Clerk 2	{no specific sequence}
Procurement/Stores Coordinator	{no specific sequence}

10:03	b) If a training vacancy occurs in any sequence job as listed in 10:02, other than the entry level job, it will be posted. If the successful candidate, as selected by 10:02, does not currently hold a Form 10 on the preceding job to that which is being posted, he/she will be transferred to the preceding job and be classified in it by Form 10, prior to the commence of training.

At the completion of the training period, he/she will remain in the sequence, in the job preceding that to which he/she has been training and for which he/she currently holds a Form 10, until such time as he/she becomes a successful candidate on a subsequent posting.

Any Employee who has been trained as outlined above and has been out of the sequence for more than a two consecutive year period will have his/her qualifications reviewed. In the event that it is determined that retraining is necessary, he/she will be required to post on the next training vacancy. Should he/she not post, he/she will be considered ineligible for future permanent vacancies and remain ineligible until he/she has posted and completed another training vacancy for that job that he/she was reviewed for.

10:03	c) For the positions listed below, baseline aptitude and knowledge is required to qualify to be a successful candidate on a training posting. The baseline will be determined by requiring the candidates to write pre-established tests.

Baseline tests will be developed and agreed to by Union and Management during the duration of the contract.

Chemical Technician

General Clerk 2

Procurement/Stores Coordinator

In the event that there is more than one successful candidate passing the test, it is understood that the senior person who has met the baseline aptitude and knowledge test will be given the training.

10:03	d) When an employee has been declared the successful candidate on a training vacancy posting, the employee will not be eligible to post on another training vacancy for a 12 month period, unless posting for a position in a higher or equivalent job class than his/her current permanent position.

10:04	Vacancies which last for less than thirty (30) days or any vacation vacancies will be filled by temporary transfer and Articles 10:01 and 10:02 will not apply. Time spent on a temporary transfer shall not be taken into consideration in 10:01 and 10:02.

Vacancies caused by leave of absence, sickness, accident, which last longer than thirty (30) days will be posted as such and Employees affected will return to their regular jobs when the vacancy is terminated.

10:05	Employees other than probationary who are to be laid off shall be given ten (10) calendar days notice in advance. The Union Committee shall be given adequate notice of pending layoffs. This provision of this article does not apply in the case of a temporary layoff because of conditions beyond the control of the Company, such as fire or flood; or for other reasons that will cause a cessation of operations.

More than ten (10) calendar days notice will be given when required by the Employment Standards Act.

A student hired for a specific period of time will be considered as having been notified of layoff on the date hired and the above notification will not apply.

10:06	a) In the event of a final closing or shutdown of the plant or if an entire department or section of the plant is shut down on a permanent basis (i.e. for a period of not less than twelve (12) months), Employees who are permanently separated from the Company’s service as a result of the shutdown will be paid a severance allowance of one (1) week’s pay for each full year of continuous service and two (2) weeks for each year after twenty (20) year’s service, no cap. Employees will be considered for transfer in the event of work at the present facility being moved to a new geographic area.

b) Rates of pay will be computed on the basis of forty (40) hours for each week of pay based on the Employee’s regular hourly rate, as shown on his/her latest Form 10, exclusive of shift or other premium pay.

c) In the event that provincial legislation relating to the subject matter of this clause specifies greater severance allowance than provided herein, then such legislative provision shall supersede this clause.

ARTICLE 11

DISCHARGES, SUSPENSIONS AND DISCIPLINE

11:01	A claim from an Employee that he/she has been discharged, suspended or disciplined without just cause shall be treated as a grievance. If it is maintained that any Employee who has completed his/her probationary period has been suspended, discharged or formally disciplined without just and sufficient cause, the grievance will start at the 2nd Step of the Grievance Procedure within the next five (5) working days. The Employee is entitled prior to suspension, discharge or formal discipline to be notified at a meeting with management of the reason for considering such action. The Employee shall be accompanied by the Union President or his/her representative.

11:02	Only written warnings will become part of an Employee’s file. A copy of each written warning will be sent to the Union. Each warning will be removed from an Employee’s file two (2) years after the date of issue.

11:03	If it is agreed or decided at any stage of the Grievance Procedure or Arbitration that any Employee has been disciplined, suspended or discharged without just and sufficient cause, the Company will reinstate him/her in his/her job without loss of seniority and will reimburse him/her in full or in part for the loss of wages, or will apply any penalty agreed upon between the parties or decided by the Arbitrator.

ARTICLE 12

NOTICE BOARDS

12:01	The Company will provide the Union with one special bulletin board for the purpose of posting official Union notices and papers that have been approved by the Management.

ARTICLE 13

UNION COMMITTEE PERSONS AND STEWARDS

13:01	The Company agrees to recognize one shop steward for each department and a chief shop steward for the Plant. The Company further agrees to recognize a grievance committee made up of three (3) Employees; the chief shop steward, the steward for the department where the grievance originates and one more designated by the Union.

13:02	The Company further agrees that the shop stewards may have alternates to assist in giving adequate coverage.

13:03	Members of the grievance committee shall not lose pay for time spent in the plant during regularly scheduled working hours attending scheduled meetings with management representatives except for arbitration.

13:04	Union representatives shall be entitled, after having received permission from their Supervisor, to leave their regular work for a reasonable period of time without loss of pay in order to make inquiry on a grievance and attempt to settle it. Such permission shall not be unreasonably withheld. On return to work they will report to their supervisor. If a grievance committee person is employed on urgent work, he/she shall not leave his/her work until the urgency of the job is over.

ARTICLE 14

HOURS OF WORK

14:00	For the purpose of computing pay under the provisions of this Agreement the standard work day and standard work week shall be as follows:

a) The standard work day shall be the calendar day, ie. from 12:00 o’clock midnight to the next following 12:00 o’clock midnight and shall consist of twenty-four (24) consecutive hours.

b) The standard work week shall be the calendar week, i.e. seven standard work days as herein above defined, Sunday to Saturday inclusive.

14:01	The regular schedule of hours of work shall be eight (8) hours per day and forty (40) hours per week for “Day Workers” and for “Shift Workers”.

The regular schedule of hours of work shall be seven and one half (7 1/2) hours per day and thirty-seven and one half (37 1/2) hours per week for “Modified Day Workers”.

This should not be construed as a guarantee of such hours to any Employee.

14:02	A “Day Worker” is an Employee who is assigned to noncontinuous operations normally scheduled from 8:00 a.m. to 4:30 p.m., with a thirty (30) minute unpaid lunch period.

The term “Modified Day Worker” shall have reference to and include Employees assigned to noncontinuous operation normally scheduled 8:30 a.m. to 4:30 p.m. with a thirty (30) minute unpaid lunch period.

A “Day Worker” or “Modified Day worker” who, due to assignment of work, does not commence his/her lunch period by 1:00 p.m. will be paid thirty (30) minutes at time and one half their regular rate of pay and be given sufficient time off with pay at a later time to consume his/her lunch.

14:03	The term “shift worker” shall have reference to and include Employees working alternating shifts with a twenty (20) minute paid lunch period.

Normal hours of work will be as follows:

Shift 1: 12:00 midnight to 8:00 a.m. Night Shift

Shift 2: 8:00 a.m. to 4:00 p.m. Day Shift

Shift 3: 4:00 p.m. to 12:00 midnight Afternoon Shift

The above shifts in 14:02 and 14:03 can only be changed by mutual agreement of the parties.

Guidelines for employees working 10 and 12 hour shifts are detailed in the Letters of Agreement for 10 and 12 hour shifts.

14:04	Shift schedules shall be posted in their respective departments not later than Wednesday of the preceding week. These may be amended until 12:00 noon Friday and it shall be the department’s responsibility to notify Employees of such change. Employees will co-operate by supplying, whenever possible, a telephone number where they can be reached.

14:05	l) Time worked on one shift following a change in the shift schedule after 12:00 noon Friday, shall be paid for at one and one half (1.5x) times the Employee’s straight time hourly rate.

2) A “change in shift schedule” shall occur when any of the following happen:

a)	An Employee is rescheduled from one to any other of day, afternoon or night shifts in a day.

b)	An Employee’s scheduled day off is rescheduled to another day.

c)	An Employee who has been scheduled to work on a specified holiday is scheduled to not work on that holiday.

d)	An Employee who has been scheduled off on a specified statutory holiday is scheduled to work on that holiday.

e)	Any combination of (a), (b), (c) or (d).

3) The one shift worked to be paid at premium rate following a change in the “Shift Schedule” shall be:

(i)	For (a) above, the shift to which the Employee is rescheduled.

(ii)	For (b) above, the shift worked on original day off or the first shift worked following the revised day off whichever occurs first.

(iii)	For (c) above, the first shift worked following the statutory holiday that would have been paid at the regular rate had the cancellation not been made.

(iv)	For (d) above, the first shift worked following the statutory holiday that would have been paid at the regular rate had the statutory holiday not have been worked.

(v)	For (e) above, one shift only will be paid at premium rate. It will be the first shift as determined in applying (i), (ii), (iii) and (iv).

14:06	An Employee’s regular days off shall be consecutive.

14:07	Hours of work for a “day worker” who is assigned to noncontinuous operation shall normally be eight (8) continuous hours with a paid twenty (20) minute lunch period to be taken as work permits.

A relief period of ten (10) minutes away from work will be provided between 10:00 a.m. and 11:00 a.m. only.

No time will be provided for personal wash up.

Articles 14:02, 29 and 31, will not apply to a “day worker”

For the Union, 80% of the day workers will constitute consent for a trial or stoppage of a trial period.

ARTICLE 15

OVERTIME

15:01	Overtime shall be:

a) All authorized time worked in excess of eight (8) hours in any twenty-four (24) hour period, or

b) All authorized time worked in excess of forty (40) hours in any one week, or

c) All authorized time worked on regularly scheduled day of days off.

d) For Employees only assigned to “Modified Day Worker” schedules all authorized time worked in excess of seven and one half (7 1/2) hours in any twenty-four (24) hour period or all authorized time worked in excess of thirty-seven and one half (37 1/2) hours in any one week.

15:02	All authorized overtime worked shall be paid for at one and one half (1.5x) times the Employee’s straight time hourly rate.

15:03	There shall be no compounding of overtime and/or other premium payments.

15:04	Each Employee is expected to perform his/her fair share of overtime work in their department and shall not unreasonably refuse to work overtime. The Company shall give notice of overtime to be worked as far in advance as is practicable.

15:05	Unless otherwise restricted by local law, overtime will be distributed as equitable as circumstances will permit among the qualified Employees in the various operating and occupational groups performing the same work at the same department.

A) Overtime will be distributed as equitable as circumstances will permit among the qualified Employees in the various operating and occupational groups performing the same work in the same department as determined by their name appearing on the departments Work and Shift Schedule as assigned to a specific S.E.S. described job for the week in which the overtime is worked.

Departments will be as follows:

Maintenance

Production Liquid Phosphates

Production Dry Phosphates

Packing and Material handling

Steam Plant

Technical

Commercial

B) Overtime hours for day workers and modified day workers as outlined in 14:02 will be equitably distributed as follows:

(i) Lists of Employees will be compiled by groups posted and updated weekly on the first scheduled working day of the week. Overtime hours in a group will be offered to the Employee with the least hours first and most hours last.

Hours Charged to the List

a)	All scheduled hours of overtime worked.

b)	All carry over hours of overtime worked.

c)	All hours of overtime offered and not worked either by decline or by not being able to be contacted (including call-in) or as a result of leave of absence.

(Employees on a leave of absence for whatever reason will not be offered overtime from the commencement of the L.O.A. until their return on their next regular scheduled shift, but will be charged with the hours of overtime not worked when their turn appears on the list during the leave of absence.

Hours Not Charged to the List

a)	All hours of overtime worked on a call-in.

b)	All hours of overtime worked on a job other than in the group where the Employee is listed.

(ii) Carry Over Overtime

Overtime hours required to complete a job already in progress will be offered first to the Employee working on the job, whether their own or assigned, when the job runs into overtime, and not by (i) above, regardless of his/her position in the group.

(iii) Interrupted Overtime

In the event that a job being worked on an overtime basis is interrupted but later continued on an overtime basis on the same or following 2 days, the overtime hours required will be offered first to the Employees who were working on the job when it was last interrupted.

C) Shift Workers

When a full shift of overtime is to be worked, it will be offered as follows:

a)	first to the Employee (i) on a corresponding shift off (ii) previous shift off (iii) following shift off.

b)	second to be split four (4) hours to the Employee from the previous shift and four (4) hours to the employee on the following shift.

c)	third all to the Employee on the previous shift.

d)	fourth all to the Employee on the following shift.

e)	then to any other Employee.

f)	Distribution of overtime for shift workers between two employees on the same shift, doing the same job is covered by Letter of Agreement.

g)	Specific provisions with respect to Overtime Distribution for individual work groups will be set out under separate Letter of Agreement.

When only a part shift is judged to be worked the hours will be offered all to the Employee on the shift to which the hours are consecutive.

D) The obligation of distributing overtime hours within a 24 hour period to any one Employee will be limited to 16 hours including regular hours worked.

When grievances arising out of overtime distribution

E) paid the monies lost.

F) Distribution of overtime for shift workers between two employees on the same shift, doing the same job is covered by Letter of Agreement.

G) Specific provisions with respect to Overtime Distribution for individual work groups will be set out under separate Letter of Agreement.

15:06	Effective May 1, 1987 Employees will be provided a hot meal plus 115 cents or compensation of $4.00 at the Employee’s option as follows:

a) After two (2) hours of authorized overtime worked continuously beyond a regular or overtime shift and after each succeeding four (4) hours of overtime.

b) After two (2) hours of authorized overtime worked continuously prior to the beginning of their regular day shift.

c) After two (2) hours of call-in work if the work overlaps a normal meal hour and after each succeeding four (4) hours of continuous call-in work.

d) After each continuous four (4) hours of call-in work.

Sufficient paid time will be allowed to consume each meal. This clause does not apply to a scheduled full shift of overtime unless otherwise stated above.

ARTICLE 16

PREMIUMS

16:01	a) A premium shall be paid for each hour worked on these shifts:

Afternoon Shifts: 101 cents

Night Shifts: 117 cents

16:02	a) A premium shall be paid for each hour worked on Sundays:

Sunday Premium: 400 cents

16:03	Time exchanged between Employees will be allowed subject to the approval of the Supervisor concerned; such approval will not be unreasonably withheld and Article 15:00 will not be applicable in such cases.

16:04	Unless otherwise restricted by local law, in the event an Employee works sixteen or more hours in any consecutive twenty-four hours, he/she shall upon completion of such required work be scheduled off for eight (8) consecutive hours.

Should such eight (8) consecutive hours overlap the commencement of their next regularly scheduled shift, he/she shall be paid at straight time for such unworked hours from the start of their next regularly scheduled shift to the expiration of this consecutive eight (8) hour period. Following the Employee’s return to work he/she shall be paid their regular rate in accordance with the provisions of this Agreement. Should operational requirements dictate that such Employee return to work before eight (8) hours have elapsed, such Employee shall be entitled to pay at the rate of straight time for those hours from the time the Employee returned to work; and one and one half (1.5x) times for all regular hours worked during such shifts and for hours worked consecutive to the end of the shift.

ARTICLE 17

CALL-IN PAY

17:01	An Employee who is requested to return to work after he/she exited through any of the plant gates shall be paid at a rate consistent with Article 15:02 but not less than:

a) four (4) hours pay at their regular straight time hourly rate.

OR

b) five (5) hours pay at their regular straight time hourly rate if called in and enters through any of the plant gates between the hours of 10:00 p.m. and 6:00 a.m.

17:02	Hours paid at straight time rate in 17:01 shall not be used when computing overtime in 15:02.

17:03	The Employee concerned must work four (4) hours if requested to do work that would constitute a call-in.

17:04	An Employee who is requested to return to work before exiting through any of the plant gates is not considered called in.

ARTICLE 18

REPORTING PAY

18:01	An Employee who is scheduled for work at his/her regularly scheduled time and has not been notified by the Company not to report, shall receive not less than four hours work, at their regular straight time hourly rate, or pay in lieu thereof at the discretion of the Company, provided that failure to provide work is due to circumstance within the control of the Company.

18:02	A phone call to the number on record in the Employee’s name in the Human Resources Department will be considered as proof of notification. An Employee who leaves no phone number by which they can be contacted forfeits the right to the four hours mentioned in 18:01.

ARTICLE 19

HOLIDAYS

19:01	The following twelve (12) holidays will be observed:

New Year’s Day	Civic Holiday
January 2nd	Labour Day
Heritage Day	Thanksgiving Day
Good Friday	Christmas Day
Victoria Day	Boxing Day
Canada Day	Floating Holiday*

*	To be taken on a mutually agreeable day at or near the Christmas Season or any other day in the year as mutually agreed between the Union and the Company.

19:02	To be entitled to pay for the above holidays, the Employee must have worked his/her full scheduled working day immediately prior to and must have worked his/her full scheduled working day immediately succeeding the holiday, except when absent due to approved sick leave, bereavement leave, jury leave, or other leave approved by the Company.

In the case of students and part-time employees being hired for periods of less than thirty (30) days, to be entitled to pay for the above holidays, the Employee must have worked his/her two full scheduled working days immediately prior to and must have worked his/her two full scheduled working days immediately succeeding the holiday, except when absent due to approved sick leave, bereavement leave, jury duty leave, or other leave approved by the Company.

19:03	Pay for the holiday will be eight (8) times the regular hourly rate for Employees assigned as “Shift Workers” and seven and one half (7 1/2) times the regular hourly rate for Employees assigned as “Modified Day Workers”. For the purpose of this article the regular hourly rate will be the rate of the job to which the Employee is assigned by their position on the work schedule or their regular rate by Form 10, whichever is the greater.

19:04	For all time worked on a holiday the Employee shall be paid at one and one half (1.5x) times his/her straight time hourly rate in addition to the holiday pay. Christmas Day shall be an exception and shall be paid at two (2.0x) times his/her straight time hourly rate in addition to the holiday pay.

19:05	An Employee who is scheduled to work on a holiday and who fails to report to work shall forfeit the holiday pay unless their absence is excused by the Company.

19:06	An Employee who is on temporary layoff, as referred to in clause 10:05 of Article 10, when any of the above-mentioned holidays are observed will receive the holiday pay.

19:07	An Employee who is not disqualified by Article 19:02 and who is on vacation when any of the above mentioned holidays are observed will receive the holiday pay. In the event he/she requests an additional compensating day off without pay, at a later date, he/she will be given another day off, provided that such day off does not interfere with efficient operational or maintenance requirements.

19:08	Holiday pay will be considered as hours worked for the purpose of computing overtime in Article 15:01 (b) and (d) and for the determination of the regular work week in Article 14:01.

ARTICLE 20

VACATION

20:01	Employees who have completed less than one year of seniority on May 31st of the current year shall receive one day of vacation for each full calendar month of continuous service in the employ of the Company up to May 31st, not to exceed a maximum of ten (10) working days. The pay for such vacation shall be four (4%) of the Employee’s wages earned between his/her date of last employment and the last complete pay week in May, as shown by the Company payroll.

20:02	Employees who have completed one (1) year seniority or more on or before May 31st of the current year shall receive two weeks vacation. The pay for such vacation shall be four percent (4%) of the Employee’s wages earned during the 52 week period ending with the last complete pay week in May, as shown by the Company payroll or 80 times their regular hourly rate, whichever is the greater.

20:03	Employees who attains three (3) years seniority during the current vacation year ending May 31st, will receive three weeks vacation. Such vacation entitlement will commence June 1st of the same current vacation year. The pay for such vacation shall be six percent (6%) of the Employee’s wages earned during the 52 week period ending with the last complete pay week in May, as shown by the Company payroll or 120 times their regular hourly rate, whichever is the greater.

20:04	Employees who attains ten (10) year seniority during the current vacation year ending May 31st, will receive four weeks vacation. Such vacation entitlement will commence June 1st of the same current vacation year. The pay for such vacation shall be eight percent (8%) of the Employee’s wages earned during the 52 week period ending with the last complete pay week in May, as shown by the Company payroll or 160 times their regular hourly rate, whichever is the greater.

20:05	Employees who attains twenty (20) years seniority during the current vacation year ending May 31st, will receive five weeks vacation. Such vacation entitlement will commence June 1st of the same current vacation year. The pay for such vacation shall be ten percent (10%) of the Employee’s wages earned during the 52 week period ending with the last complete pay week in May, as shown by the Company payroll or 200 times their regular hourly rate, whichever is the greater.

20:06	Employee’s who attains twenty five (25) years seniority during the current vacation year ending May 31st, will receive six weeks vacation. Such vacation entitlement will commence June 1st of the same current vacation year. The pay for such vacation shall be twelve percent (12%) of the employee’s wages earned during the 52 week period ending with the last complete pay week in May, as shown on the Company payroll or 240 times their regular hourly rate, whichever is the greater.

20:07	The Company retains the right to schedule vacations of each Employee according the requirements of production and the efficient and orderly operation of the plant. The Company will, as far as practicable, give consideration to requests for vacation dates on the basis of plant seniority.

20:08	Any Employee who is laid off or whose employment is terminated shall be entitled to vacation payment for the portion of the year during which he/she was employed at the percentage rate applicable as of the date of such termination.

20:09	Employees will not be allowed to waive their vacations and have them accumulate from year to year.

20:10	Before leaving for vacation, the Employee should be aware of his/her first shift scheduled to work upon his/her return from vacation. Unless notified otherwise during the period of his/her vacation, the Employee shall be considered to be scheduled to recommence work on the shift and date indicated prior to his/her departure. Notification in this case means the employee has been informed by the Company, by 12:00 midnight Friday if on a 7 day schedule, or 12:00 midnight Saturday if on a 5 day schedule.

20:11	Employees assigned to Modified Day Work as described in 14:02 will have their percent of wages for vacation purposes compared to hours of regular pay on the basis of:

%	Hours of Regular Pay
4	75.
6	112.5
8	150.
10	187.5
12	225.

ARTICLE 21

GRIEVANCE PROCEDURE

21:01	A grievance is any difference of opinion or dispute with respect to the interpretation of this Agreement or alleged violation of this Agreement.

A grievance shall be handled as outlined below:

21:02	Step No. 1 – Any Employee shall take up his/her complaint directly with their Supervisor, alone, or with the Department Steward.

21:03	Step No. 2 – If a satisfactory settlement is not obtained within three (3) working days, in Step No. 1, the grievance may be referred in writing to the Plant Manager who shall, within five (5) working days, hold a joint meeting of the Company and Union grievance committees. The Plant Manager’s answer will be given in writing within the next five (5) working days.

21:04	A grievance not submitted to Arbitration by either party within two weeks after the rendering of a decision at the 2nd step or within ten (10) days after the expiry of the delay, the grievance shall be deemed to have been settled.

21:05	In the event that either of the parties does not take a grievance to the next higher step within ten (10) days after the rendering of a decision, or within ten (10) days after expiry of the delay in which a decision should have been given, the grievance shall be deemed to have been settled.

21:06	A grievance shall be presented as soon as practicable but in no event later than ten (10) working days after the occurrence causing the grievance would be known to the grievor. Any difference not so presented shall not be deemed to be a grievance and shall not be entitled to consideration thereafter.

21:07	The Company and/or the Union may make use of the foregoing grievance procedure starting at Step No. 2 but in no event later than ten (10) working days after the occurrence causing the grievance would be known to the grievor.

21:08	When an agreement has been reached between the Company and the Union at any stage of the grievance procedure, it shall be put in writing and it shall be final and binding on both parties.

21:09	The time limits specified in the above may be extended if it is agreed there are extenuating circumstances.

ARTICLE 22

ARBITRATION

22:01	Any grievance which has not been settled between the Plant Manager and the Union Grievance Committee in accordance with Article 21 may be referred to arbitration in accordance with the following procedure.

22:02	When notice is given in accordance with clause 21:05, either of the parties may notify the other party in writing of its desire to submit the grievance to arbitration. The grieving party shall also suggest an arbitrator or arbitrators.

22:03	Within five working days thereafter the other party shall agree or nominate an alternate arbitrator and so advise the other party in writing.

22:04	Should the parties fail to agree upon an arbitrator within a reasonable time, the Minister of Labour of the Province of Ontario shall be requested to appoint an arbitrator.

22:05	The arbitrator shall have jurisdiction to interpret the provisions of this Agreement insofar as shall be necessary to the determination of the grievance, but shall not have jurisdiction or authority to alter in any way, add to, subtract from or modify any of the terms hereof, nor make any decision inconsistent with the terms of this Agreement.

22:06	The decision of the arbitrator shall be final and binding upon the parties hereto and the Employee or Employees concerned.

22:07	Each of the parties shall pay its own expenses in connection with any such arbitration proceeding and bear jointly the expense of the arbitrator.

22:08	No person may be appointed as an arbitrator who has been involved in an attempt to negotiate or settle the grievance.

22:09	At any stage of the arbitration procedure the conferring parties may have the assistance of the Employee or Employees concerned, any necessary witnesses and to view any disputed operations.

ARTICLE 23

STRIKES AND LOCKOUTS

23:01	The Union agrees that it will not cause, authorize, or sanction its members to cause or take part in any sitdown, stay-in, or slow down in any department or any strike or stoppage of any of the Company’s operations or any curtailment of work or restriction of or interference with production or any picketing of the Company’s premises during the term of this Agreement.

23:02	The Company agrees that it will not cause or sanction a lockout during the term of this Agreement.

ARTICLE 24

SAFETY AND HEALTH

The Company and the Union will cooperate to the fullest possible extent toward the prevention accidents and the promotion of safety and health of the Employees.

An employee shall report to their Supervisor any safety hazard which concerns his/her work and he/she may also report the hazard to a Union Steward of the Health and Safety Committee.

The Company agrees to continue to maintain adequate conditions throughout the Plant, to make reasonable provisions for safety and health of its Employees during the hours of their employment; to make available protective devices and wearing apparel which in the opinion of the Company is necessary to protect the Employee from injury.

An Employee who is disabled as a result of an industrial injury shall be paid for the balance of the day or shift on which he/she is injured.

The Company will continue to recognize a joint advisory Safety Committee comprised of three (3) representatives of the Company and a like number of regular Employees appointed by the Union, which committee shall meet at mutually agreeable times for the purpose of discussing and furthering the accident prevention program. The Company agrees to provide certification training to all members of the joint advisory Safety Committee.

When a lost time accident investigation is being conducted by the Company the Area Representative of the Union Safety Committee, shall be invited to attend the investigation. Should he/she be absent from work an alternate will be invited.

Within the spirit and intent of the Ontario Occupational Health and Safety Act, annual medicals will continue to be provided and paid for by the Company.

Medicals will be performed by the Company Medical Doctor and scheduled to be taken in the plant medical office during the Employees regularly scheduled working hours. Employees will not lose pay from their regular scheduled hours to attend to the medical.

Notwithstanding the provisions of the Occupational Health and Safety Act, a worker may refuse to work or do particular work where he or she has reason to believe that:

1.	Any equipment, machine, device or thing the employee is to use or operate is likely to endanger themselves or another employee or

2.	The physical condition of the workplace or the part thereof in which the employee works or is to work is likely to endanger themselves or another employee, or

3.	Any substance, material, agent or chemical the employee is to use is likely to endanger themselves, another employee or the environment, or

4.	Any equipment, machine, device or thing the employee is to use or operate or the physical condition of the workplace or the part thereof in which the employee is to work is in contravention of the Act or its regulations and such contravention is likely to endanger themselves or another employee.

If as set down in paragraphs 1, 2, 3, & 4, an employee refuses to work or do particular work, the employee shall promptly report the circumstances of their refusal to their supervisor, who shall forthwith investigate the report with the employee and a member representing workers on the Committee.

Pending the outcome of the investigation in the above paragraph, the employee shall be found reasonable alternative work until such time that the job has been made safe or determined to be safe to work on.

ARTICLE 25

JURY SERVICE

The Company will grant the necessary permission to any Employee called upon to serve as a juror or as a subpoenaed witness. For each working day that the Employee is required to be in court, the Company will pay the difference between his/her straight time hourly rate for the number of hours which he/she would normally work on their regular job and his/her jury pay or witness pay. The Employee will present proof of service and the amount of pay received prior to payment under this clause.

ARTICLE 26

HANDICAPPED EMPLOYEES

In the event of Employees sustaining injuries at work, or becoming affected by occupational disease during the course of their employment and becoming physically handicapped as a result thereof, the Company will give the handicapped Employee such suitable employment as is available. Special consideration regarding seniority may be considered by the parties in the application of this Article.

ARTICLE 27

JOB POSTING

All newly created positions or vacancies expected to exceed one month in duration shall be posted for seven (7) full calendar days on the bulletin board of the department concerned and one on central board specifically provided for job notices. A copy of the notice shall be given to the Union at the same time.

An Employee desiring the position must make application to management within the seven (7) day posting period. The posting notice shall indicate the title of the occupation, qualifications required and the rate and job grouping or classification. The Company will post a notice indicating the employee selected within 30 days of the posting being removed unless the selection is delayed due to one of the applicants being on vacation or approved leave of absence. An Employee selected for a job shall not be permitted to reapply to fill the vacancy in his/her old job which resulted from his/her acceptance to the new job.

It is understood, however, that the Company may make a temporary appointment for such period as is necessary to complete the posting and filling of such vacancy.

Subsequent vacancies due to the transfer of Employees into the initial vacancy will be filled by the transfer of other senior and qualified Employees in accordance with Article 10. A list of the transferred Employees will be included in the notice of successful candidate to the posting.

An Employee who is on an approved leave of absence or vacation during all of the posting period will be considered as having applied for the vacancy.

ARTICLE 28

LEAVE OF ABSENCE

28:01	The Company may grant, on request in writing, leave of absence for personal reasons for a period not exceeding thirty (30) days to an Employee. Such leave may be extended if an Agreement is made between the Employee and the Company.

All seniority rights to be retained while on leave of absence.

No Employee shall accept employment during a leave of absence without the Company’s consent.

The Company will grant requests in writing from the Union for reasonable leave of absence for Union members to attend conventions and conferences. Such leave of absence would be granted without pay and normally only two individuals at the same time for durations not in excess of 2 weeks each except that such number may be increased by up to two (2) individuals in the event the Union requests it and the Company determines that such time off would not interfere with efficient operation requirements. A maximum of ten (10) weeks would be granted during a contract year. A one week’s notice of such leave will be given to the Company.

28:02	An Employee appointed a full time Union official, who can be replaced by an Employee who is equally competent will be granted leave of absence without pay for a period up to 12 months without loss of seniority.

ARTICLE 29

RELIEF PERIODS

A relief period of ten (10) minutes away from work will be provided between the second and third hours of each half shift. It is understood, however, that the scheduling of such relief periods can be changed as operations warrant.

ARTICLE 30

GROUP BENEFIT PLAN

The Group Benefit Plan shall provide the following:

30:01	Weekly Indemnity

The weekly indemnity will not be less than the maximum E.I. benefit amount.

30:02	Salary Continuance

An Employee who qualified for weekly indemnity will receive salary continuance in accordance with the following table, with the following exception:

Starting with an employee’s second call off occurrence during a contract year, the employee will be subject to an unpaid waiting period of 1 scheduled working day. Absences due to hospitalization or accidents requiring urgent medical attention are exempted from the 1 day unpaid waiting period.

Service	Salary Continuance	Weekly Indemnity
Under 3 months	0	0
Over 3 months	0	26 weeks
Over 6 months	4 weeks	22 weeks
Over 12 months	10 weeks	16 weeks
Over 18 months	18 weeks	8 weeks
Over 24 months	26 weeks	0

Salary continuance is on 1 – 1 basis.

Group Medical Benefits continue during salary continuance and/or weekly indemnity.

The Company reserves the right to verify all absences/illnesses by a Company designated physician.

30:03	Semi-private hospital coverage unlimited.

30:04	Effective May 2, 1982, Employees having completed six (6) months of continuous service with the company are eligible for Long Term Disability benefits. Your coverage will take effect on the first of the month following the completion of eligibility requirements provided you are at work. If you are not at work on that date, your coverage will commence as soon as you return to work on a full-time basis.

Long Term Disability benefits are payable after you have been totally and continuously disabled from sickness or accident for twenty-six weeks. The Plant guarantees that, if you are totally disabled, your combined income will not be less than 66 2/3% of your base salary at the time of disability. This means that, if you receive a disability benefit under the Canada Pension Plan, or Workers’ Compensation, your income benefit from the Company Plan will be the difference between your government income benefits and 66 2/3% of your pay. You will receive this income up to age 65, or until you are no longer disabled, whichever occurs first. Your disability must be certified by a physician.

In addition, the Plan allows you to participate in a rehabilitation program for a maximum period of twenty-four months. During this period, your Plan benefit will be reduced by only 80% of the income you earn from such rehabilitative employment. If you do not get disability income benefits from any other group plan, government plan, Worker’s Compensation, or other employer-sponsored source, then the Plan will pay the full 66 2/3% up to a maximum benefit of $2,800 a month. Disability benefits are taxable under present Federal Income Tax Law. You are considered totally disabled and eligible for disability pay if – during the first two years of your disability you are completely unable to perform any and every duty of your regular job – after two years you are unable to work at any gainful occupation for which you are reasonably qualified by your education, training and experience.

You must be under the regular care of a physician, but house confinement is not a requirement.

The Plan does not cover disabilities caused by intentionally self-inflicted injuries, pregnancy, childbirth, abortion, miscarriage, war, insurrection, rebellion or voluntary participation in a riot or criminal act.

Group Medical Benefits during Long Term Disability will be continued as outlined in the Memorandum of Agreement dated June 20, 1977 and the Group Benefit Plan No. 4.

Group Life Insurance is continued in force without payment of premiums provided disability occurs prior to age 65 provided that proof of disability, satisfactory to Group Insurance Carrier, is submitted.

30:05	a) Three dollars ($3.00) deductible drug plan, unless processed through MEDI Trust (no user’s fees).

b) Limit of $20,000 per 36 months for employees, spouses, dependents up to age 21 (25 if full attendance in school).

The benefits to be eligible until retirement or termination and include all extended health costs and ManuAssist World Travel Assistance Plan expenses and costs.

30:06	Dental Plan equivalent to Blue Cross No. 9 for employees and their dependents:

•	Services covered by Rider No. 1

•	Services covered by Rider No. 2 on a 50/50 co-insurance basis.

•	Services covered by Rider No. 4 on a 50/50 co-insurance basis.

Effective Oct. 1, 1997, services covered by Rider No. 3 on a 50/50 co-insurance basis $1000.00 maximum per lifetime. Employees listed on the P4 dental plan will have their appointments scheduled by the Company during normal working hours and will not lose pay from regular hours as a result of such appointments.

The current O.D.A. Fee Schedule is applicable to all dental work including work performed by a specialist.

30:07	Vision Care Benefit – Effective May 1, 1994, one hundred and fifty dollars ($150.00) reimbursed every two (2) years on each claim for prescription glasses, or contact lenses, for employees and their adult dependents and per 12 months for dependents under age 18.

30:08	In addition to the above, other benefits as well as terms and conditions, are outlined in the Group Benefit Plan No. 4:

Section I	Medical Benefit
Section II	Weekly Indemnity
Section III	Long Term Disability
Section IV	Dental*

The cost of the above Group Insurance Plan is fully paid by the Company.

*	and as amended in Amendment Number 5 to Group Benefit Plan No. 4, effective October 1, 1997.
**	“Employee medical and dental benefits listed in the Collective Agreement, Group Benefit Plan No. 4 and in Amendment Number 5 to Group Benefit Plan No. 4 will not be altered during the term of this Agreement.”

30:09	The Company will pay the full cost of the Ontario Health Tax Insurance Plan premiums.

Life Insurance

30:10	(i) Effective May 1,1994, you are insured to retirement date for an amount of Life Insurance equivalent to two and one-half times your annual salary to a maximum of $125,000.00, no age limit. Annual salary for the purpose of this calculation shall be your straight time regular hourly rate in effect on January 1st, multiplied by 2080 taken to the next higher multiple of $1,000, if not already a multiple thereof. This amount will be paid to your beneficiary in case of your death from any cause. (ii) Should you become totally disabled prior to age 65, your Life Insurance will be continued in force to normal retirement date without payment of premiums, provided proof of total disability is submitted at least once every year.

(iii) Effective May 1, 2000, at the time of retirement, an employee will receive paid up Life Insurance in the amount of seven thousand five hundred dollars ($7,500). (iv) You name your own beneficiary. You may change the beneficiary at any time upon request, subject to the laws governing such changes.

Accidental Death and Dismemberment

(v) In case of death by accidental means within 90 days of such accident, your beneficiary will receive, in addition to the amount of Life Insurance, an amount equivalent to your annual salary taken to the next higher multiple of $l,000, if not already a multiple thereof.

In the case of the accidental loss of any two members of the body (hands, feet or eyes) within 90 days of such accident the full amount is paid to you. Similarly, seventy-five per cent (75%) of the amount will be paid for the loss of one member. Thirty-three and one-third (33 1/3) of the amount will be paid for the loss of the thumb and any finger of the same hand. Should the loss occur while you are riding as a fare paying passenger in a public conveyance (such as a bus, taxi, streetcar, train, ship or commercial aircraft) which is licensed to transport passengers for hire; or as the direct result of the burning of a hotel, theatre, school or government building, if the fire commenced while you were in the building, the amount payable will be doubled.

In addition to the above, terms and conditions are outlined in the Manulife Master Policy.

The cost of the above Life Insurance Plan is fully paid by the Company.

ARTICLE 31

WASH-UP

Employees on non-continuous operations shall be allowed a wash-up period of ten (10) minutes on Company time before their regular quitting time whenever Company operations permit.

ARTICLE 32

PENSION

As described in Pension section of this Agreement.

ARTICLE 33

GENERAL

33:01	The present practice on clothing and tools will not be changed prior to agreement with the Union. Suits of clothing deemed suitable by the Company will be supplied as follows: Shirts, pants, denim jackets, coveralls, wool shirt, parka and insulated coveralls.

Newly hired employees shall be eligible for a 50% Company contribution on each unit until such time as they have completed three (3) months service.

Employees of the Commercial Department are excluded from clothing issue.

33:02	Safety Shoes

Effective May 1, 2003 - $115.00 per contract year for employees of Commercial department only.

33:03	Effective May 1, 2003, shoe and clothing allowances will amount to $300 per year. This amount to be spent as the needs of the employee dictate. The value of clothing units will be posted in May and November each year.

Employees classified as students will be entitled to $15.00 towards the purchase of safety shoes, payable upon completion of 320 hours of work.

33:04	Tool Allowance

Effective May 1, 2003, the tool allowance for tradesmen (M.T.I, M.T. II and M.T. III) will be $100.00 per year payable annually upon completion of tool kit passing inspection.

ARTICLE 34

COST OF LIVING ALLOWANCE

A.	In the event that C.P.I. (1961 = 100) should exceed 5.0% increase during the 12 months from May 1, 2003 to April 30, 2004 the base rate will be adjusted upwards by the difference between 5.0% and the actual percent multiplied by $26.34 and will become effective on April 30, 2004.

B.	A bonus will be paid calculated by multiplying the hours paid from the date the C.P.I. exceeds 5.0% to April 30, 2004 by 50% of the increase calculated in paragraph A) above.

C.	Hours paid for the above calculations will be:

For hours paid at regular rate 1

For hours paid at 1 1/2 x regular rate 1.5

D.	In the event that C.P.I. (1961 = 100) should exceed 5.00% increase during the 12 months from May 1, 2004 to April 30, 2005 the base rate will be adjusted upwards by the difference between 5.00% and the actual percent multiplied by $27.00 and will become effective on April 30, 2005.

E.	A bonus will be paid calculated by multiplying the hours paid from the date the C.P.I. exceeds 5.00% to April 30, 2005 by 50% of the increase calculated in paragraph D) above.

F.	Hours paid for the above calculations will be:

For hours paid at regular rate 1

For hours paid at 1 1/2 x regular rate 1.5

ARTICLE 35

TERMINATION

This agreement shall be in effect until April 30, 2005 and shall thereafter, continue from year to year unless during the ninety (90) day period immediately preceding the expiration date, either party shall give written notice to the other that it desires revision of this agreement at its expiration date. Where notice of revision is given, negotiations shall commence within thirty (30) days of the receipt of such notice.

In witness whereof, the Company and the Union have caused these presents to be executed by their duly authorized representatives, at Port Maitland, Ontario, on this 2nd day of July, 2003.

FOR RHODIA CANADA INC., PORT MAITLAND PLANT, SHERBROOKE TOWNSHIP:

Mike Phelan

Peter Vrba

Mark Fleguel

Joe Maddaloni

FOR LOCAL 6304, UNITED STEELWORKERS OF AMERICA:

Phil Head

Terry A. Chenier

Gregory J. Garmon

Karl S. Smith

Brian W. Greenaway

APPENDIX “A”

AUTHORIZATION FOR DUES DEDUCTION

I, the undersigned Employee of Rhodia Canada Inc., at their Plant in Port Maitland, Ontario, hereby authorize and direct the Company to deduct each month, Union dues in the amount prescribed by the Constitution of the United Steelworkers of America, from my wages, and to pay the amount so deducted to the Secretary-Treasurer of the United Steelworkers of America directly or to the Financial Secretary of Local 6304, United Steelworkers of America.

Signed

Witness

Date	________________________

APPENDIX “B”

Applies to learner rate as per article 7:17 to 7:24 inclusive.

Jobs where learner rate may be applied:

MULTI TRADE I

MULTI TRADE II

APPENDIX “C”

JOB TITLES & CLASSIFICATIONS

Job Title	Job Class	May 1 2003	May 1 2004
Multi Trade II L.H.	24	$30.61	$31.38
Multi Trade I L.H.	23	$30.20	$30.96
Multi Trade III L.H.	21	$29.43	$30.17
Multi Trade II	21	$29.43	$30.17
Phosphates L.H.	20	$29.06	$29.79
Multi Trade I Auto Coord	20	$29.06	$29.79
Multi Trade I	20	$29.06	$29.79
Senior Chemical Technician	20	$29.06	$29.79
Liquid Phosphates L.H.	18	$28.27	$28.98
Multi Trade III	18	$28.27	$28.98
Procurement/Stores	18	$28.27	$28.98
Coordinator
Shipper	17	$27.88	$28.58
Chemical Technician	15	$27.11	$27.79
No. 1 Phosphates Operator	14	$26.73	$27.40
Ortho Liquor Mix Operator	13	$26.34	$27.00
H.D.Operator	13	$26.34	$27.00
Trackmobile Operator	13	$26.34	$27.00
Shippers Assistant	12	$25.96	$26.61
Packer Fork Lift	12	$25.96	$26.61
Lubricator Mechanic	11	$25.55	$26.19
Trackmobile Helper	11	$25.55	$26.19
General Clerk 2	10	$25.18	$25.81
Labourer	3	$22.46	$23.02

RHODIA CANADA INC.

EMPLOYEES’

PENSION PLAN

FOR

MEMBERS OF UNITED

STEELWORKERS OF AMERICA

LOCAL 6304

PORT MAITLAND, ONTARIO

INTRODUCTION

The following text is the “Plan Text” of the pension plan constituted by the labour agreement enacted May 1, 1973, between ERCO Industries Limited and USWA Local 6304 and as subsequently may be amended. This Plan Text replaces the Employees Pension Plan as described in any previous publication with respect to benefits accruing after the Effective Date. Benefits credited before the Effective Date for members of the Prior Plan will continue to be payable in accordance with the terms of that plan.

SECTION 1

DEFINITION

In this Text the following words and phrases shall have the meanings given:

1:01	Company means Rhodia Canada Inc.

1:02	Effective Date of the Plan is 1st May, 1973.

1:03	Employee means any person employed by the Company who is classified as a member of United Steelworkers of America, Local 6304.

1:04	Member means an Employee who is a Member of the Plan as per Section 2.

1:05	Plan means the Employee’s Pension Plan for the Employees of Rhodia Canada Inc. as described herein or as may be amended from time to time.

1:06	Prior Plan means that ERCO Industries Limited Employees Pension Plan in effect for Employees prior to 1st May, 1973.

1:07	Fiscal Year is the Contract Year.

SECTION 2

MEMBERSHIP

All Employees who complete their probationary period in terms of the Collective Agreement are deemed to be Members of the Plan from either the Effective Date or the date of hire, whichever is later.

SECTION 3

NORMAL RETIREMENT DATE

A Member’s Normal Retirement Date shall be the first of the month coincident with or next following the 65th birthday.

SECTION 4

PENSION BENEFIT

4:01	Effective May 1, 2003 the pension benefit at normal retirement date will be at the rate of $48.75 per month for each year of credited service calculated as per section 5 from date of hire to April 30, 2004.

Effective May 1, 2004 the pension benefit at normal retirement date will be at the rate of $49.75 per month for each year of credited service calculated as per section 5 from date of hire to April 30, 2005.

Special circumstances where Employees have had interrupted service will be adjusted according to the separate memorandum agreed to by the Company and the Union May 1, 1982.

4:02	Additional Pensions

Any pension payable under Old Age Security or the Canada or Quebec Pension Plan or Supplemental Pensions (see Section 14) or which may have been purchased by Additional Voluntary Contributions (see Section 7:02) will be payable in addition to the above.

4:03	Payment of Pension

Pension will commence to be payable monthly on Normal Retirement Date, Benefits under the Plan cease with the death of the Member except when death occurs after retirement and the Member has elected the optional pension described in Section 6:02.

4:04	Cash Settlement In Lieu Of Small Pension

If the pension calculated according to Section 4:01 would be less than $120.00 per annum, a cash sum will be paid in lieu thereof at Retirement Date.

SECTION 5

CREDITED SERVICE

Credited Service is service as Member calculated in years and tenths of years as follows:

Any contract year in which a Member receives payment for the equivalent of 1800 regular hours worked or more shall constitute one year of Credited Service.

Where a Member has fewer than 1800 such paid hours to his/her credit during a contract year, he/she shall be credited with one tenth year of service for each full unit of 180 paid regular hours completed during such contract year. Hours worked shall include paid vacation and paid holidays.

Approved leave of absence due to illness, injury or layoff or due to authorized union business during which the Member may not receive pay from the Company will be considered as paid hours for purpose of this plan, to the extent of normal hours the Member would otherwise have worked during the period. However, unless such approved leave of absence is due to illness or injury, such a member who does not report for work within five years of when earlier recalled shall be treated as a termination in accordance with Section 8 from the date the layoff or leave of absence commenced.

Where a Member on approved leave of absence due to illness or injury does not report for work within five years, he/she shall be treated as a termination only from the date of expiry of the said five years.

SECTION 6

PENSION OPTIONS

6:01	Early Retirement

At the Member’s option a reduced pension may be taken at or after age 55 provided the Member has at least 10 years of continuous service.

The pension payable on Early Retirement will be the normal pension credited to the date of retirement reduced by  1/4 of 1% for each month by which the retirement is earlier than age 65 and later than age 60 and  1/2 of 1% for each month by which the retirement is earlier than age 60 and later than age 55.

Effective May 1, 1990, an unreduced pension is provided at age 60 or later provided the sum of age plus service is equal to or higher than 85.

6:02	Joint Pension With Beneficiary

A Member may by written request to the Company at any time before Retirement Date elect to convert the pension otherwise payable on retirement into the form of a joint pension with a beneficiary. Under this option a reduced actuarially equivalent amount of pension is payable throughout the Member’s lifetime with the provision that after the Member’s death the payment shall continue during the life-time of his/her spouse or other dependent who has been designated as his/her beneficiary, if such person is then living.

The joint pension with beneficiary can be further selected to:

a)	continue the pension in the same amount to the survivor, or

b)	reduce the survivor’s pension to two-thirds of the joint pension, or

c)	reduce the survivor’s pension to one-half of the joint pension. If the Member or his/her designated beneficiary dies before Retirement Date the election of this option will automatically cancelled.

SECTION 7

FUNDING

7:01	Company Contributions

The Plan will be funded through an Investment Fund Contract to which the Company will contribute such amounts as will make the total yearly remittance not less than the amount certified in an Actuarial Report prepared by a Fellow of the Canadian Institute of Actuaries to be necessary to provide the pension accruing to the Members during the current year plus any amount required for liabilities or experience deficiencies in accordance with any applicable legislation and regulations thereunder and any additional sums as may be required to cover the administrative expenses of the Plan. The assets of the fund will be invested in the securities and loans prescribed by applicable legislation.

7:02	Employees Voluntary Contributions

The full cost of the Plan is paid by the Company but Members may voluntarily make additional contributions by payroll deduction within the limits prescribed by the Income Tax Act, for the purpose of purchasing additional pension. For administrative purposes the amount of voluntary contribution must be at least $300.00 per annum. The amount of pension so purchased cannot be guaranteed as it depends on the investment performance of the pension fund but samples at various assumed interest rates may be supplied on request to the Human Resources Department. Such voluntary contributions cannot be withdrawn while in the service of the Company.

SECTION 8

BENEFITS ON TERMINATION OF EMPLOYMENT

8:01	A Member whose employment terminates before Retirement Date and who on the date of termination has been in the service of the Company for a continuous period of ten years shall receive a deferred life annuity payable from Normal Retirement Date calculated in respect of Credited Service at the Date of Termination.

8:02	The deferred life annuity is not capable of surrender or commutation during the life-time of the Member and does not confer upon any Member, personal representative or dependent, or any other person any right or interest in such a deferred life annuity capable of being surrendered or commuted during the life-time of the Member.

NOTE:

l)	For the purposes of this Section continuous service includes continuous service with Albright & Wilson Americas Buckingham and/or Sherbrooke Metallurgical.

2)	Benefits accumulated under the Prior Plan will also be payable in accordance with the terms of that plan.

3)	Additional Voluntary Contributions made in accordance with Section 8 may be taken in the form of a cash surrender value or as pension at the Member’s option.

SECTION 9

TRANSFERS

Employees who cease to qualify for Membership by reason of transfer from the category defined in Section 1:03 to other employment with the Company will retain Credit Service accumulated up to the date of transfer. In the event of subsequent retirement or termination of service the terms of Sections 4 or 8 will apply.

Employees becoming eligible by reason of transfer from other employment in the Company will resume or commence to accumulate Credited Service under the Plan from the date of transfer provided that he/she is otherwise eligible in accordance with Section 2.

SECTION 10

ADMINISTRATION

The pension plan shall be administered by the Company and the total cost of the administration shall be borne by the Company.

There shall be a Pension Plan Committee comprising three members of the Union and three Company members. The Committee will meet on an annual basis or more often if requested. The duties of the Committee shall be:

•	review of pension plan statistics

•	review of periodic financial and actuarial reports on the plan

•	verification of service credits

•	audit the entitlement to pensioners

Members who have a difference of opinion regarding the application of the pension agreement that is not settled by the Pension Committee may file a grievance as provided under the appropriate collective agreement.

SECTION 11

CHANGE OR TERMINATION OF THE PLAN

11:01	The Plan is subject to renewal or termination on 1st May, 2005 or to amendment at any time as may be required by legislation. However, the Plan will continue from year to year, unless either party gives notice to the other of its intention to change, discontinue or otherwise modify the Plan.

11:02	If the Plan is amended the benefits accrued in respect of Credited Service prior to the date of amendment will not be adversely affected. Replacement of the Plan by another shall be considered as an amendment to the Plan.

11:03	Subject to the provision of any relevant legislation if the Plan is terminated and is not replaced, the accrued benefits of retired members shall vest fully in them and the accrued benefits of other Members and former Members shall vest in the form of deferred life annuities payable from Retirement Date. If there are remaining assets in the Deposit fund after liabilities for all benefits under the Plan to the date of termination have been provided for, the balance of the Deposit fund shall be returned to the Company or used as the Company so directs, subject to any applicable legislation.

SECTION 12

GENERAL PROVISIONS

12:01	The Company shall provide each Member with a written explanation of the terms and conditions of the Plan and amendments thereto which explain the rights and duties of Members with reference to the benefits and options available under the Plan.

12:02	The pensions and other benefits provided under the terms of the Plan are not capable of assignment or alienation and do not confer upon any Member, personal representative or dependent, or any other person, any right or interest in the pensions and other benefits capable of being assigned or otherwise alienated.

12:03	Nothing contained herein shall confer upon any Employee the right to be retained in the service of the Company nor shall it interfere with the right of the Company to discharge or otherwise deal with Employees.

12:04	Members shall furnish the Company with such information as may be required to establish proof of age for himself/herself or a joint pensioner.

12:05	If it is determined that any person entitled to a payment hereunder is incompetent by reason of physical or mental disability or for any other reason incapable of giving a valid receipt, the Company may in good faith cause any payment due to such person to be made to another person for his/her benefit. Payments so made shall fully discharge the Company from further liability thereto.

12:06	Department of National Revenue Rules

Taxation regulations require it to be stated that pension under the Plan must not exceed at retirement, termination of employment or termination of the Plan, the lesser of:

(i)	$1143 times the number of years of service not exceeding 35, or

(ii)	an amount that is the product of:

(a)	2% per year of service not exceeding 35 years, and

(b)	the average of the best five years of remuneration paid to the Employee by the Employer.

SECTION 13

PERIODICAL REPORTING

13:01	Initial Registration

Registration Form T.510 was filed with the Department of National Revenue and Registration Form No. 1 was filed with the Ontario Pension Commission together with copies of the Funding Contract, Actuarial Report and the Plan text containing the Terms of the Plan. The Ontario Certificate of Registration Number of the Plan is G13330 and the D.N.R. Registration Number is 37583.

13:02	Annual Information Return

Annual Information Return Form No. 2 will be filed by the Company with the Pension Commission of Ontario not later than six months following the end of each fiscal year of the Plan.

13:03	Triennial Review and Cost Certificate

As of the end of each three year period following the Effective Date, an Actuarial Report, and Cost Certificate shall be prepared for submission by the Company as soon as possible after the end of each period in accordance with the Pension Benefits Act regulations. This review will form the basis of the cost of the plan for the following three year interval and will be referred to for the purposes of Section 7. In the event of the Plan being amended, a copy of the amendment together with an Actuarial Report prepared in a similar manner, if necessitated by the amendment, will be submitted by the Company likewise.

SECTION 14

14:00	Effective May 1, 1982:

a)	All current members of this plan will have their credits as outlined in Section 5, made retroactive to their last date of hire or to an adjusted date as established in accordance with the separate memorandum agreed to by the Company and the Union.

b)	Benefits accruing to any current member of the plan from any previous plan or plans will be as outlined in the separate memorandum agreed to by the Company and the Union.

c)	Future members of this plan will have their credits established as outlined in Sections 2, 5 and 9.

RHODIA CANADA INC.

PORT MAITLAND PLANT

SAFETY POLICY

No task or job is so urgent or so important that we cannot take the time to do it safely.

High safety awareness exists continuously. Hazards are identified, eliminated or properly guarded. All Employees are trained in safe practices and consistently apply them. The work environment is such that zero lost time is a reality. Personal suffering does not exist.

QUALITY POLICY

Provide high quality and cost effective products to satisfy the needs of our customers.

Use Good Manufacturing Practices to produce safe food grade phosphates.

Committed to continuous improvement to the Quality Management System.

INTERIM AGREEMENT

BETWEEN

INNOPHOS CANADA, INC.

PORT MAITLAND, CANADA PLANT

AND

UNITED STEEL WORKERS OF AMERICA

LOCAL UNION NO. 6304

It is hereby agreed by and between Innophos Canada, Inc., for its Port Maitland Canada Plant and United Steelworkers of America Local 6304, that this Agreement shall become effective as of May 1, 2005, being subject only to ratification by the Local Union Membership.

This Agreement between the parties beginning May 1, 2005 shall continue in full force and effect until April 30, 2008, except as modified and amended as follows:

•	Amend Article 10:01 (b), Add Shipper’s Assistant and O.L. Mix Operator to the list.

•	Amend Article 10:03 (a) to read “If a permanent vacancy occurs in any job previously posted as a training vacancy, all employees who have successfully completed the training period shall be offered the permanent position in accordance with their plant seniority. Should all such eligible candidates decline the job, it shall be posted subject to Article 27. When there are no successful candidates for a job posting, the qualified person with the minimum seniority will be committed to the vacancy at the rate of pay for that job. Placement in the job will occur in a time period not to exceed six months after completion of training for that job. Jobs to be posted as training vacancies will be mutually agreed upon by the Company and the Union and may be posted from time to time”.

•	Add Article 10:03 (e) to read, “Any employee in a training posting who completes 160 hours of training or more is committed to complete that training. The employee will be informed by Plant management when the 160 hours are reached”.

•	Ten and twelve hour shift agreement. Modify 2D for 12-hour shift agreement and 2 for10-hour shift to read, “When a holiday falls during the week and the plant is scheduled down, employees will be permitted to make mutual changes to make up lost time at no additional cost to the Company or the employee. It is understood that the employee does not have to work the day of the statutory holiday to make up lost time”.

•	General. All existing letters to be renewed and include those signed during the past contract; which are as follows:

•	Memorandum of Agreement on Salary Continuance

•	Memorandum of Understanding on Safety Boots

•	Memorandum of Agreement on Mutual Changes for lead hands

•	Section 4 – Pension Benefit, paragraph 4:01 to read,

“Effective May 1, 2005 the pension benefit at normal retirement date will be at the rate of $51.75 per month for each year of credited service calculated as per section 5 from date of hire to April 30, 2006.

Effective May 1, 2006 the pension benefit at normal retirement date will be at the rate of $52.75 per month for each year of credited service calculated as per section 5 from date of hire to April 30, 2007.

Effective May 1, 2007 the pension benefit at normal retirement date will be at the rate of $53.75 per month for each year of credited service calculated as per section 5 from the date of hire to April 30, 2008”.

•	General wage pay increase of 2.50% the first year of the contract, 2.50% the second year, and 2.50% the third year.

•	Article 34, Cost of Living Allowance language will be adjusted to run through the contract term.

•	Modify vision care by increasing this benefit $150.00 the first year of the contract.

•	Article 16:02 (a), Increase Sunday shift premium to $5.00 the second year of the contract.
•	On a non-precedent setting basis the Company proposes a one-time, early ratification bonus of $1,000.00 for each employee based on the ratification of the Collective Bargaining Agreement by April 8, 2005.

INNOPHOS CANADA INC. PORT MAITLAND PLANT	UNITED STEELWORKERS OF AMERICA LOCAL 6304